U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|X| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|X| Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Naveh,                David
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   (Last)               (First)                 (Middle)

119 Monte Avenue
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                                    (Street)

  Piedmont,                CA                   94611
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Discovery Laboratories, Inc. ("Discovery")

DSCO
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

December 2000
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5. If Amendment, Date of Original (Month/Year)

February 13, 2001
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |X|   Other (specify below)

   Former-Director
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7. Individual or Joint/Group Filing (Check Applicable Line)
   |_|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
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Common Stock                          09/25/00       M               10,000      A      $0.81    0              D
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Common Stock                          08/09/00       M               10,000      A      $2.66    0              D
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Common Stock                          08/25/00       S               10,000      D      $5.00    0              D
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Common Stock                          07/28/00       S                9,000      D      $4.50    0              D
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Common Stock                          07/27/00       S                1,000      D      $4.5625  0              D
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Common Stock                          05/04/00       S                4,000      D      $4.3125  0              D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
               2.                                                                                          Deriv-    of
               Conver-                     5.                                   7.                         ative     Deriv-  11.
               sion                        Number of                            Title and Amount           Secur-    ative   Nature
               or                          Derivative       6.                  of Underlying     8.       ities     Secur-  of
               Exer-                       Securities       Date                Securities        Price    Bene-     ity:    In-
               cise      3.                Acquired (A)     Exercisable and     (Instr. 3 and 4)  of       ficially  Direct  direct
               Price     Trans-   4.       or Disposed      Expiration Date     ----------------  Deriv-   Owned     (D) or  Bene-
1.             of        action   Trans-   of (D)           (Month/Day/Year)              Amount  ative    at End    In-     ficial
Title of       Deriv-    Date     action   (Instr. 3,    ---------------------            or      Secur-   of        direct  Owner-
Derivative     ative     (Month/  Code     4 and 5)      Date          Expira-            Number  ity      Year      (I)     ship
Security       Secur-    Day/     (Instr.  ------------  Exer-         tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)     ity       Year)    8)        (A)   (D)    cisable       Date     Title     Shares  5)       4)        4)      4)
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
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Stock Option   $2.21   06/16/00   A        20,000        06/16/00 (1)  06/15/10  Common    20,000  $2.21    20,000    D
                                                                                 Stock
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Stock Options  $0.81   09/25/00   M               10,000     06/28/99  06/28/09  Common    10,000  $0.81    20,000    D
                                                                                 Stock
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Stock Options  $2.66   08/09/00   M               10,000     06/16/98  06/16/08  Common    10,000  $2.66    20,000    D
                                                                                  Stock
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
Explanation of Responses:

(1)   NSO--Fully vested at the date of the grant.


/s/ David Naveh                                          February 15, 2001
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.